Form 10-K, Exhibit 13
period 1996-06-30
RIVIANA FOODS INC /DE/
filed 1996-09-27
CIK 934650

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the related notes.

                                    GENERAL

The Company operates on a 52/53 week fiscal year ending on the Sunday closest to June 30. This period is utilized because it closely coincides with the rice crop year in the southern United States and rice is the largest component of the Company's business. In fiscal 1996, the Company changed its accounting method used to determine the cost of its domestic rice inventories from last-in, first-out ("LIFO") to first-in, first-out ("FIFO"). Domestic rice inventories comprise about 62.4% of consolidated inventories at June 30, 1996, and sales and operating profits of the domestic rice segment account for approximately 57.8% and 67.4% of the consolidated results for the year ended June 30, 1996. The Company believes this change in accounting method will more clearly reflect its results of operations and financial position. All prior period financial statements have been restated to reflect the effects of this change in accounting method. The Company made this change in accounting method because recent changes in the dynamics of the world rice market have significantly increased the volatility of rice prices which directly affects the Company's costs and reported results of operations. The change in market dynamics is expected to be more than temporary and the Company believes that the FIFO method of accounting for its domestic rice inventories will more accurately reflect its reported results of operations in this environment. The Company's selling prices cannot be immediately adjusted to reflect inventory cost changes. Because rice costs represent over 50% of the finished goods cost, substantial changes in those costs significantly affect the annual results of operations, and under the LIFO method, complicate the estimation process on an interim basis. There is no effective way to hedge against the effects of cost fluctuations. The Company operates in various foreign countries and is therefore subject to currency fluctuations. Changes in the value of the United States dollar against these currencies will affect the Company's results of operations and financial position. When the United States dollar strengthens compared to other local currencies, the operating results of the Company's foreign units translates into fewer United States dollars, thus decreasing the revenues and expenses of the Company on a consolidated basis. If the United States dollar weakens against the other relevant currencies, the opposite occurs. The Company's foreign units attempt to minimize the effects of currency risk by borrowing externally in the local currency and by hedging their limited purchases made in foreign currencies when that option is available. As a matter of policy, the Company does not engage in currency speculation. Changes in exchange rates historically have not materially impacted the Company's net sales, costs or business practices and management expects this to continue. Inflationary conditions in the United States and Europe have been moderate and have not had a material impact on the results of operations or financial position for the three years ended June 30, 1996. Despite higher inflationary rates in Central America, inflation has not had a material impact on the results of operations of the Company's units located in that region because the Company has generally been able to pass on cost increases to its customers. The Company includes in domestic operations all export sales originating from the United States and sales in Puerto Rico.

                      FISCAL 1996 COMPARED TO FISCAL 1995

Sales in fiscal 1996 totaled $440.5 million, an increase of $13.3 million or 3.1% from fiscal 1995 sales which were $427.2 million. Domestic sales increased a strong 5.4% or $12.9 million to $254.4 million in the current year from $241.5 million last year. A unit volume increase of 3.2% added $7.6 million to sales and a combination of product mix and higher prices added an additional $5.3 million. Sales increases were recorded in all sectors of the domestic rice business with the exception of the foodservice sector where strong competition limited growth and volumes were essentially flat with last year. The retail sector accounted for 74.4% of total domestic sales which was up from 73.7% last year. Within this sector, sales of value-added instant rice and prepared rice mixes increased unit volumes by 8.6% and sales by $8.7 million or 10.6%. Of the $8.7 million increase in sales for these value-added products, increased volumes accounted for $7.1 million of the increase and sales mix contributed an additional $1.6 million. Sales to industrial customers increased $0.7 million or 5.4% on a 6.4% increase in hundredweight volumes. Sales in the export/commodity area increased $2.9 million or 6.9% to $45.8 million. In Central America, sales increased $1.1 million or 1.6% to $69.7 million from

                               RIVIANA FOODS INC.

     $68.6 million in the previous year. Volume gains added $1.4 million and higher prices added an additional $7.6 million while unfavorable currency translation reduced sales by $7.9 million. A difficult economic environment in Guatemala as well as strong competition from lower cost goods smuggled in from Mexico and local competitors combined to reduce sales of the Company's fruit nectar and juice products. Unit case volumes were down 3.5% and dollar sales were down 7.1%. Strong gains were recorded by the cookie and cracker business in Central America. Unit tonnage volumes increased 7.9% and dollar volume increased by 11.1%. New products were responsible for the majority of the sales increase. In Europe, due to currency devaluation, sales declined by $0.8 million to $116.4 million in fiscal 1996 from $117.2 million in the prior year. Increased volumes, principally in dried fruit and packaged meat products, added $2.4 million to sales while a change in product mix reduced sales by $0.3 million and unfavorable currency translation reduced sales an additional $2.9 million.

     Gross profit increased $0.8 million or 0.6% to $123.6 million in fiscal 1996 from $122.8 million in the previous year. As a percentage of sales, gross profit declined slightly to 28.1% from 28.8% last year. In the domestic rice business gross profit increased by $1.9 million to $96.0 million from $94.1 million last year. The increase in gross profit was directly related to the increase in sales volume. As a percentage of sales, gross profit in the domestic business declined to 37.8% from 39.0%. The decline in gross profit as a percentage of sales was due to increased rice costs. However, as noted below, market conditions allowed for a reduction in promotional spending which more than recovered the reduction in the gross profit percentage. The gross profit for the Central American business decreased by $0.8 million to $18.8 million and also declined as a percentage of sales to 27.0% from 28.5% in fiscal 1995. The reduced gross profit for this segment was a result of the competitive market for fruit nectar and juice products. In Europe, gross profit declined by $0.4 million as a result of increased costs associated with certain canned tomato products.

     Advertising, selling and warehousing expenses of $78.4 million were $2.7 million or 3.3% less than the $81.1 million recorded last year. As a percentage of sales this expense was 17.8% in fiscal 1996 versus 19.0% in the prior year. In the domestic business, these expenses were $3.4 million less than last year and were 25.3% of sales compared to 28.0% last year. The reduced expenses were primarily in marketing and promotional spending. In fiscal 1996 rice costs were escalating over the prior year's costs which reduced the need for competitive promotional spending. In Central America, selling and promotional spending increased by $0.9 million. The increase was about evenly divided between the cookie and cracker product lines where the increased spending was related to the volume increase and the fruit nectar and juice business where the increased spending was to counter competitive market conditions.

     Administrative and general expenses decreased by $0.1 million to $19.3 million in fiscal 1996. These expenses declined as a result of improved cost control and lower legal expenses. As a percentage of sales, this expense category declined to 4.4% from 4.5% last year.

     Income from operations increased $3.5 million or 15.7% to $25.8 million from $22.3 million in the previous year. Domestic operating income increased $5.7 million or 47.7% to $17.4 million. This increase resulted from the gross profit increase and the reduction in advertising, selling and warehousing costs. In Central America, income from operations declined by $1.8 million to $6.7 million from $8.5 million in fiscal 1995. This decline in operating income is directly attributable to the significant operating difficulties encountered by the fruit nectar and juice products as discussed above. Gross profit was reduced because of lower volumes and additional funds were committed to promotional campaigns to counter the competitive pressure. Operating income in Europe declined by $0.4 million to $1.6 million. This decline was directly related to the lower gross profit.

     Other income increased by $0.8 million to $0.6 million from an expense of $0.2 million in fiscal 1995. Gains from the sales of marketable securities increased $0.2 million to $1.0 million in the latest period. Interest expense decreased by $0.3 million. Interest expense was lower for the domestic operations by $0.4 million and for the European operations by $0.2 million due to lower working capital requirements. In Central America, interest expense was higher than last year by $0.3 million. The increase in expense was related to the unexpected decline in fruit nectar and juice sales and the resulting higher level of working capital. Equity in the earnings of unconsolidated affiliates increased by $0.2 million to $1.8 million.

     While income tax expense increased $0.8 million to $7.8 million from $7.0 million last year, as a percentage of income before tax, taxes decreased to 29.4% from 31.4% last year. The lower rate is the result of two unusual events in Central America. In Costa Rica, the Company received a favorable court opinion regarding previously applied for tax credits which reduced tax expense. Offsetting this favorable event, the government in Guatemala passed an extraordinary tax in the final quarter of the year which increased tax expense. Excluding these unusual items, the effective tax rate would have been 31.2%

                               RIVIANA FOODS INC.

                      FISCAL 1995 COMPARED TO FISCAL 1994

     Sales in fiscal 1995 totaled $427.2 million, an increase of $8.1 million or 1.9% from fiscal 1994 sales which were $419.1 million. Domestic sales of $241.5 million decreased $0.6 million or 0.3% from the prior year's total of $242.1 million. Lower volumes in the domestic rice business reduced sales by $2.3 million while increased prices added $1.7 million. In the retail and industrial sectors, sales increased $12.2 million or 6.8%. Higher volumes accounted for $8.1 million of the total $12.2 million increase and increased selling prices added the remaining $4.1 million. Within the retail category, regular rice products volume increased by $4.3 million and prepared rice mixes volumes increased by $2.6 million. The increased volumes can be attributed to the Company's continuing successful marketing programs and expanded regional distribution of new products. Sales declines totaling $12.8 million were realized in the regular rice foodservice ($3.9 million) and export/commodity ($8.9 million) sectors. Significant price competition in the foodservice area reduced the opportunities to sell product at an acceptable return. Commodity/export sales are opportunistic and are based on the availability of rice and an acceptable price environment. In fiscal 1995, market conditions were not favorable for profitable commodity/export sales. In Central America, sales increased 12.1% or $7.4 million to $68.6 million from $61.2 million the prior year. Volume gains added $5.6 million and higher prices added an additional $4.5 million while unfavorable currency translation reduced sales by $2.7 million. Volumes in Guatemala were particularly strong in nectars, juices, cookies and crackers. New products were responsible for the major part of the increase in cookie and cracker volumes. In Europe, the Company's sales increased by $1.3 million or 1.1% to $117.2 million primarily as a result of favorable currency translation. Favorable currency translation increased sales by $6.3 million while lower volumes reduced sales by $2.9 million and lower prices reduced sales a further $2.1 million. The volume declines and reduced pricing occurred for the most part in the lower-margin private label products. Significant volume improvements were recorded in the dried fruit ($1.8 million) and packaged meat ($1.1 million) product lines. A sluggish economy in the United Kingdom and significant product cost pressure from the major retailers restrained volumes and prices.

     Gross profit increased $2.9 million or 2.5% to $122.8 million in fiscal 1995 compared to $119.9 million in the previous year. As a percentage of sales, gross profit increased slightly to 28.8% in fiscal 1995 from 28.6% in fiscal 1994. Gross profit on domestic rice sales increased $1.6 million or 1.7% to $94.2 million from $92.6 million in the prior year. As a percentage of sales, gross profit in the domestic business increased to 39.0% from 38.3% in fiscal 1994. This increase was a result of lower rice costs and an increase in the sales of higher margin value added products. Gross profit in Central America increased $1.6 million or 9.2% to $19.5 million. However, as a percentage of sales, gross profit declined to 28.5% from 29.2% in the prior year. A processing problem at the Company's Guatemalan subsidiary resulted in a one-time pretax inventory loss of $0.4 million which directly affected gross profit. If the effects of this one-time event are excluded, gross profit in Central America would have been $19.9 million which represents an increase over the prior year of $2.0 million or 11.3%. In Europe, gross profit remained reasonably constant at $9.1 million and 7.8% as a percentage of sales.

     Advertising, selling and warehousing expenses increased $9.0 million or 12.5% to 19.0% of sales from $72.1 million in fiscal 1994. In the domestic rice business, these expenses increased by $7.2 million or 11.9% to $67.6 million primarily to support expanded distribution and to counteract consumer response to higher prices spawned in fiscal 1994 when rice costs were higher. In Central America advertising and selling expenses increased by $1.5 million to $8.7 million or 20.5%. As a percentage of sales, these costs increased to 12.7% from 11.8% in the previous fiscal year. The increase in the relative percentage of these expenses was incurred to support new product introductions and new market penetration. In Europe, these expenses increased by $0.3 million due to competitive market conditions.

     Administrative and general expenses decreased slightly by $0.3 million to $19.4 million from $19.7 million the previous year. These expenses were essentially constant in the domestic and Central American segments but declined $0.3 million in the Company's European operations due to improved cost control. As a result of the slight decline in expenses, as a percentage of sales, this category of spending declined to 4.6% of sales from 4.7% in fiscal 1994.

     Income from operations declined $5.8 million or 20.6% to $22.3 million from $28.1 million in the previous year. Operating income declined $5.5 million in the domestic business to $11.8 million in fiscal 1995 from $17.3 million in fiscal 1994. The decline in income from operations resulted from the increase in promotional spending ($7.2 million) more than offsetting the increase in gross profit ($1.6 million). As a percentage of sales, income from operations for the domestic business dropped to 4.9% from 7.1%. In Central America, income from operations was about even with the prior year and in Europe operating income was down slightly by $0.3 million as a result of the increase in marketing expenditures previously noted.

     Other expense increased by $0.2 million in fiscal 1995. Interest expense decreased by $2.0 million in fiscal 1995 to $3.1 million from $5.1 million in the previous year. Domestic interest expense was lower by $1.5 million as the Company prepaid all of its domestic long-term debt in the fourth quarter of fiscal 1994. In Central America, interest

                               RIVIANA FOODS INC.

expense was lower by $0.3 million as the Company lowered dividend remittances in order to reduce high interest rate local borrowings. Interest expense was reduced by $0.2 million in Europe due to improved working capital management which reduced borrowings. In fiscal 1994, the Company received litigation settlements totaling $1.2 million, an insurance refund of $0.4 million and reduced other employee benefit expenses by $0.5 million. These one-time expense reductions were not repeated in fiscal 1995.

     Income tax expense decreased to $7.0 million in fiscal 1995 from $10.4 million in the previous year. As a percentage of income before income taxes, minority interest and extraordinary item, tax expense declined to 31.4% from 37.0% in the prior period. The decrease in the overall effective tax rate was due to two main reasons. In Central America, the local effective tax rates were reduced and the increase in earnings from this segment was taxed at rates below the United States statutory rate. In addition, remittances from Central America decreased and, accordingly, local withholding taxes on remittances were reduced from the prior year.

                        LIQUIDITY AND CAPITAL RESOURCES

     The financial condition of the Company remained strong during fiscal 1996. The Company requires liquidity and capital primarily to provide the working capital and plant and equipment to support its operations and growth. The Company's primary sources of liquidity are cash provided from operating activities and external borrowing. A strong working capital position and continued profitability are the key factors which allow the Company to generate most of its capital requirements internally.

     The Company's net debt position (short and long-term debt less cash and marketable securities) at June 30, 1996, was $1.0 million. The ratio of debt to total capitalization (total debt plus stockholders' equity) was 12.5% at the end of fiscal 1996 and the current ratio was 2.2.

     Consistent with historical results, operations provided a strong, positive cash flow during fiscal 1996 which resulted in net cash provided from operations of $13.4 million. This represented a decrease of $9.4 million from the prior year. While net income of $18.3 million increased $3.4 million or 22.8%, net working capital requirements increased by $13.3 million and funds from non-cash depreciation and amortization charges decreased by $0.9 million. For the three year period ended June 30, 1996, net cash provided by operations exceeded capital expenditure requirements each year. Total capital expenditures for fiscal 1996, fiscal 1995 and fiscal 1994 were $11.0 million, $9.3 million and $10.6 million. The capital spending program in fiscal 1996 was focused on expanding capacity of the domestic rice business and Central American operations.

     Dividends paid per share of common stock increased 38.7% to $0.35 in fiscal 1996.

     In fiscal 1996, the board of directors of the Company authorized the open-market repurchase of up to 500,000 shares of the Company's common stock. The repurchased stock will be used for general corporate purposes including issuance of stock under employee stock option plans. During 1996 the Company spent $0.4 million to repurchase 28.0 thousand shares at an average price of $13.10 per share. Of the 28.0 thousand shares repurchased, 12.2 thousand shares were reissued upon exercise of employee stock options.

     The Company has an aggregate of $45.0 million in domestic, short-term, unsecured revolving credit facilities with two banks. Under the terms of these facilities, the Company has the option of borrowing at the bank's prime rate or at the Eurodollar rate plus 3/8%. At June 30, 1996, the Company had borrowed a total of $7.3 million under these agreements at an average interest rate of 5.8%. One of these facilities will expire in fiscal 1997 and the Company expects to renew the facility for another one-year period.

     The Company's international operations are financed internally or through borrowings in local currency without the benefit of parent Company guarantees, with the exception of the Company's United Kingdom operations, for which the Company provides a guarantee for an (pound)8.0 million revolving short-term credit facility provided by a United States bank. This facility expires in February 1997 and at June 30, 1996, no loans were outstanding under this facility. The Company's foreign subsidiaries have a total of $28.0 million in available short-term credit lines from local sources and at June 30, 1996, the subsidiaries have borrowed a total of $3.5 million. The Company also provides funds to its United Kingdom subsidiary through a (pound)1.5 million intercompany loan and hedges its exposure to currency exchange rate fluctuations.

     The Company holds a portfolio of marketable securities with a market value of $8.2 million at June 30, 1996, which is available to provide additional liquidity.

     The Company believes that the combination of its working capital, unused and available short-term credit lines and cash flow from operations will provide it with sufficient capital resources and liquidity to meet its foreseeable needs.

                               RIVIANA FOODS INC.
                                       16

RIVIANA FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)

                                                      June 30, 1996 July 2, 1995
                                                        ---------    ---------
ASSETS
CURRENT ASSETS:
     Cash ...........................................   $   7,086    $   5,029
     Cash equivalents ...............................         304          113
     Marketable securities ..........................       8,244       10,029
     Accounts receivable, less allowance for
      doubtful accounts of $419 and $503 ............      42,109       40,093
     Inventories ....................................      52,884       49,970
     Prepaid expenses ...............................       1,987        1,609
                                                        ---------    ---------
               Total current assets .................     112,614      106,843

PROPERTY, PLANT AND EQUIPMENT:
     Land ...........................................       3,466        3,438
     Buildings ......................................      20,334       17,852
     Machinery and equipment ........................      62,468       56,246
                                                        ---------    ---------
          Property, plant and equipment - gross .....      86,268       77,536
     Less - Accumulated depreciation ................     (33,921)     (29,999)
                                                        ---------    ---------
          Property, plant and equipment - net .......      52,347       47,537

DUE FROM AFFILIATES .................................          55        1,106
INVESTMENTS IN UNCONSOLIDATED AFFILIATES ............      12,176       15,280
OTHER ASSETS ........................................       5,312        4,917
                                                        ---------    ---------
               Total assets .........................   $ 182,504    $ 175,683
                                                        =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Short-term debt ................................   $  10,770    $  11,519
     Current maturities of long-term debt ...........       2,261        1,757
     Accounts payable ...............................      22,204       25,716
     Accrued liabilities ............................      12,418       13,640
     Income taxes payable ...........................       3,968        6,709
                                                        ---------    ---------
               Total current liabilities ............      51,621       59,341

LONG-TERM DEBT, net of current maturities ...........       3,644        2,372
DEFERRED INCOME TAXES ...............................       6,348        3,047
OTHER NONCURRENT LIABILITIES ........................       2,970        3,630
COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS ..................................       1,415          498

STOCKHOLDERS' EQUITY:
     Preferred stock, $1 per share par, 5,000
      shares authorized, none issued
     Common stock, $1 per share par, 24,000
      shares authorized, 15,883 issued ..............      15,883       15,883
     Paid-in capital ................................       6,067        6,060
     Retained earnings ..............................      96,036       83,314
     Unrealized gains on marketable securities,
      net of taxes ..................................       2,364        2,040
     Cumulative foreign currency translation
      adjustment ....................................      (3,636)        (502)
     Treasury stock, at cost, 16 shares .............        (208)        --
                                                        ---------    ---------
               Total stockholders' equity ...........     116,506      106,795
                                                        ---------    ---------
               Total liabilities and stockholders'
                equity ..............................   $ 182,504    $ 175,683
                                                        =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                               RIVIANA FOODS INC.
                                       17

RIVIANA FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

                                                         Years Ended
                                              ---------------------------------
                                              June 30,     July 2,     July 3,
                                                1996        1995        1994
                                              ---------   ---------   ---------
NET SALES ..................................  $ 440,492   $ 427,229   $ 419,143

COST OF SALES ..............................    316,913     304,381     299,286
                                              ---------   ---------   ---------
     Gross profit ..........................    123,579     122,848     119,857
                                              ---------   ---------   ---------
COSTS AND EXPENSES:
     Advertising, selling and warehousing ..     78,445      81,102      72,073
     Administrative and general ............     19,311      19,429      19,680
                                              ---------   ---------   ---------
          Total costs and expenses .........     97,756     100,531      91,753
                                              ---------   ---------   ---------
          Income from operations ...........     25,823      22,317      28,104

OTHER INCOME (EXPENSE):
     Gain on sales of marketable securities         977         753         607
     Interest income .......................        465         403         491
     Interest expense ......................     (2,814)     (3,089)     (5,080)
     Equity in earnings of
       unconsolidated affiliates ...........      1,819       1,665       1,745
     Other income ..........................        176          99       2,222
                                              ---------   ---------   ---------
          Total other income (expense) .....        623        (169)        (15)
                                              ---------   ---------   ---------
          Income before income taxes,
               minority interest and
               extraordinary item ..........     26,446      22,148      28,089

INCOME TAX EXPENSE .........................      7,770       6,963      10,401

MINORITY INTEREST IN EARNINGS OF
     CONSOLIDATED SUBSIDIARY ...............        334         254         208
                                              ---------   ---------   ---------
     Income before extraordinary item ......     18,342      14,931      17,480

EXTRAORDINARY ITEM - Penalty for early
     payment of long-term debt, net of taxes       --          --        (1,037)

     Net income ............................  $  18,342   $  14,931   $  16,443
                                              =========   =========   =========

EARNINGS PER SHARE:
     Income before extraordinary item ......  $    1.16   $    0.96   $    1.14
     Extraordinary item ....................                              (0.07)
     Net income ............................  $    1.16   $    0.96   $    1.07
                                              =========   =========   =========
     Weighted average common
          shares outstanding ...............     15,873      15,534      15,340
                                              =========   =========   =========

The accompanying notes are an integral part of these consolidated financial statements.

RIVIANA FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)

                                                      June 30, 1996 July 2, 1995
                                                        ---------    ---------
ASSETS
CURRENT ASSETS:
     Cash ...........................................   $   7,086    $   5,029
     Cash equivalents ...............................         304          113
     Marketable securities ..........................       8,244       10,029
     Accounts receivable, less allowance for
      doubtful accounts of $419 and $503 ............      42,109       40,093
     Inventories ....................................      52,884       49,970
     Prepaid expenses ...............................       1,987        1,609
                                                        ---------    ---------
               Total current assets .................     112,614      106,843

PROPERTY, PLANT AND EQUIPMENT:
     Land ...........................................       3,466        3,438
     Buildings ......................................      20,334       17,852
     Machinery and equipment ........................      62,468       56,246
                                                        ---------    ---------
          Property, plant and equipment - gross .....      86,268       77,536
     Less - Accumulated depreciation ................     (33,921)     (29,999)
                                                        ---------    ---------
          Property, plant and equipment - net .......      52,347       47,537

DUE FROM AFFILIATES .................................          55        1,106
INVESTMENTS IN UNCONSOLIDATED AFFILIATES ............      12,176       15,280
OTHER ASSETS ........................................       5,312        4,917
                                                        ---------    ---------
               Total assets .........................   $ 182,504    $ 175,683
                                                        =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Short-term debt ................................   $  10,770    $  11,519
     Current maturities of long-term debt ...........       2,261        1,757
     Accounts payable ...............................      22,204       25,716
     Accrued liabilities ............................      12,418       13,640
     Income taxes payable ...........................       3,968        6,709
                                                        ---------    ---------
               Total current liabilities ............      51,621       59,341

LONG-TERM DEBT, net of current maturities ...........       3,644        2,372
DEFERRED INCOME TAXES ...............................       6,348        3,047
OTHER NONCURRENT LIABILITIES ........................       2,970        3,630
COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS ..................................       1,415          498

STOCKHOLDERS' EQUITY:
     Preferred stock, $1 per share par, 5,000
      shares authorized, none issued
     Common stock, $1 per share par, 24,000
      shares authorized, 15,883 issued ..............      15,883       15,883
     Paid-in capital ................................       6,067        6,060
     Retained earnings ..............................      96,036       83,314
     Unrealized gains on marketable securities,
      net of taxes ..................................       2,364        2,040
     Cumulative foreign currency translation
      adjustment ....................................      (3,636)        (502)
     Treasury stock, at cost, 16 shares .............        (208)        --
                                                        ---------    ---------
               Total stockholders' equity ...........     116,506      106,795
                                                        ---------    ---------
               Total liabilities and stockholders'
                equity ..............................   $ 182,504    $ 175,683
                                                        =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                               RIVIANA FOODS INC.
                                       18

RIVIANA FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CAPITAL ACCOUNTS AND RETAINED EARNINGS
(In Thousands, Except Per Share Amounts)

                                             Common Stock      Paid-In   Retained Treasury Stock
                                          Shares     Amount    Capital   Earnings Shares  Amount    Total
                                          -------   --------   -------   --------   ---   -----   ---------
BALANCE, June 27, 1993 .................   15,313   $ 15,313   $   863   $ 60,203   --     --     $  76,379
     Net income ........................     --         --        --       16,443   --     --        16,443
     Sales of common stock .............       73         73       167       --     --     --           240
     Dividends paid ($.200 per share) ..     --         --        --       (3,067)  --     --        (3,067)
     Repurchases of common stock .......       (8)        (8)       (9)       (14)  --     --           (31)
                                          -------   --------   -------   --------   ---   -----   ---------
BALANCE, July 3, 1994 ..................   15,378     15,378     1,021     73,565   --     --        89,964
     Net income ........................     --         --        --       14,931   --     --        14,931
     Sales of common stock,
          net of initial public offering
          expenses of $1,040 ...........      511        511     4,103       --     --     --         4,614
     Dividends declared
          ($.3333 per share) ...........     --         --        --       (5,167)  --     --        (5,167)
     Repurchase of common stock ........       (6)        (6)       (5)       (15)  --     --           (26)
     Collection of employee
          discount on stock ............     --         --         941       --     --     --           941
                                          -------   --------   -------   --------   ---   -----   ---------
BALANCE, July 2, 1995 ..................   15,883     15,883     6,060     83,314   --     --       105,257
     Net income ........................     --         --        --       18,342   --     --        18,342
     Sales of common stock .............     --         --        --          (12)   12   $ 158         146
     Dividends declared
          ($.3533 per share) ...........     --         --        --       (5,608)  --     --        (5,608)
     Repurchases of common stock .......     --         --           7       --     (28)   (366)       (359)
                                          -------   --------   -------   --------   ---   -----   ---------
BALANCE, June 30, 1996 .................   15,883   $ 15,883   $ 6,067   $ 96,036   (16)  $(208)  $ 117,778
                                          =======   ========   =======   ========   ===   =====   =========

CONSOLIDATED STATEMENTS OF OTHER EQUITY ACCOUNTS
(In Thousands)

                                                       Unrealized     Cumulative
                                                         Gains     Foreign
                                                      On Marketable   Currency
                                                       Securities,  Translation
                                                      Net of Taxes   Adjustment
                                                      ------------   ----------
BALANCE, June 27, 1993 .............................          --     $   (1,930)
     Unrealized gains on marketable securities,
          net of taxes .............................  $      2,125         --
     Effect of balance sheet translations ..........          --            495
                                                      ------------   ----------
BALANCE, July 3, 1994 ..............................         2,125       (1,435)

     Marketable securities, net of taxes:
          Realized (gains) .........................          (490)        --
          Unrealized gains .........................           405         --
     Effect of balance sheet translations ..........          --            933
                                                      ------------   ----------
BALANCE, July 2, 1995 ..............................         2,040         (502)

     Marketable securities, net of taxes:
          Realized (gains) .........................          (634)        --
          Unrealized gains .........................           958         --
     Effect of balance sheet translations ..........          --         (3,134)
                                                      ------------   ----------
BALANCE, June 30, 1996 .............................  $      2,364   $   (3,636)

The accompanying notes are an integral part of these consolidated financial statements.

RIVIANA FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

                                                         Years Ended
                                              ---------------------------------
                                              June 30,     July 2,     July 3,
                                                1996        1995        1994
                                              ---------   ---------   ---------
NET SALES ..................................  $ 440,492   $ 427,229   $ 419,143

COST OF SALES ..............................    316,913     304,381     299,286
                                              ---------   ---------   ---------
     Gross profit ..........................    123,579     122,848     119,857
                                              ---------   ---------   ---------
COSTS AND EXPENSES:
     Advertising, selling and warehousing ..     78,445      81,102      72,073
     Administrative and general ............     19,311      19,429      19,680
                                              ---------   ---------   ---------
          Total costs and expenses .........     97,756     100,531      91,753
                                              ---------   ---------   ---------
          Income from operations ...........     25,823      22,317      28,104

OTHER INCOME (EXPENSE):
     Gain on sales of marketable securities         977         753         607
     Interest income .......................        465         403         491
     Interest expense ......................     (2,814)     (3,089)     (5,080)
     Equity in earnings of
       unconsolidated affiliates ...........      1,819       1,665       1,745
     Other income ..........................        176          99       2,222
                                              ---------   ---------   ---------
          Total other income (expense) .....        623        (169)        (15)
                                              ---------   ---------   ---------
          Income before income taxes,
               minority interest and
               extraordinary item ..........     26,446      22,148      28,089

INCOME TAX EXPENSE .........................      7,770       6,963      10,401

MINORITY INTEREST IN EARNINGS OF
     CONSOLIDATED SUBSIDIARY ...............        334         254         208
                                              ---------   ---------   ---------
     Income before extraordinary item ......     18,342      14,931      17,480

EXTRAORDINARY ITEM - Penalty for early
     payment of long-term debt, net of taxes       --          --        (1,037)

     Net income ............................  $  18,342   $  14,931   $  16,443
                                              =========   =========   =========

EARNINGS PER SHARE:
     Income before extraordinary item ......  $    1.16   $    0.96   $    1.14
     Extraordinary item ....................                              (0.07)
     Net income ............................  $    1.16   $    0.96   $    1.07
                                              =========   =========   =========
     Weighted average common
          shares outstanding ...............     15,873      15,534      15,340
                                              =========   =========   =========

The accompanying notes are an integral part of these consolidated financial statements.

RIVIANA FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)

                                                      June 30, 1996 July 2, 1995
                                                        ---------    ---------
ASSETS
CURRENT ASSETS:
     Cash ...........................................   $   7,086    $   5,029
     Cash equivalents ...............................         304          113
     Marketable securities ..........................       8,244       10,029
     Accounts receivable, less allowance for
      doubtful accounts of $419 and $503 ............      42,109       40,093
     Inventories ....................................      52,884       49,970
     Prepaid expenses ...............................       1,987        1,609
                                                        ---------    ---------
               Total current assets .................     112,614      106,843

PROPERTY, PLANT AND EQUIPMENT:
     Land ...........................................       3,466        3,438
     Buildings ......................................      20,334       17,852
     Machinery and equipment ........................      62,468       56,246
                                                        ---------    ---------
          Property, plant and equipment - gross .....      86,268       77,536
     Less - Accumulated depreciation ................     (33,921)     (29,999)
                                                        ---------    ---------
          Property, plant and equipment - net .......      52,347       47,537

DUE FROM AFFILIATES .................................          55        1,106
INVESTMENTS IN UNCONSOLIDATED AFFILIATES ............      12,176       15,280
OTHER ASSETS ........................................       5,312        4,917
                                                        ---------    ---------
               Total assets .........................   $ 182,504    $ 175,683
                                                        =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Short-term debt ................................   $  10,770    $  11,519
     Current maturities of long-term debt ...........       2,261        1,757
     Accounts payable ...............................      22,204       25,716
     Accrued liabilities ............................      12,418       13,640
     Income taxes payable ...........................       3,968        6,709
                                                        ---------    ---------
               Total current liabilities ............      51,621       59,341

LONG-TERM DEBT, net of current maturities ...........       3,644        2,372
DEFERRED INCOME TAXES ...............................       6,348        3,047
OTHER NONCURRENT LIABILITIES ........................       2,970        3,630
COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS ..................................       1,415          498

STOCKHOLDERS' EQUITY:
     Preferred stock, $1 per share par, 5,000
      shares authorized, none issued
     Common stock, $1 per share par, 24,000
      shares authorized, 15,883 issued ..............      15,883       15,883
     Paid-in capital ................................       6,067        6,060
     Retained earnings ..............................      96,036       83,314
     Unrealized gains on marketable securities,
      net of taxes ..................................       2,364        2,040
     Cumulative foreign currency translation
      adjustment ....................................      (3,636)        (502)
     Treasury stock, at cost, 16 shares .............        (208)        --
                                                        ---------    ---------
               Total stockholders' equity ...........     116,506      106,795
                                                        ---------    ---------
               Total liabilities and stockholders'
                equity ..............................   $ 182,504    $ 175,683
                                                        =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                               RIVIANA FOODS INC.
                                       19

RIVIANA FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

                                                                                                         Years Ended
                                                                                         ------------------------------------------
                                                                                         June 30,          July 2,          July 3,
                                                                                           1996             1995             1994
                                                                                         --------         --------         --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income .................................................................        $ 18,342         $ 14,931         $ 16,443
     Adjustments to reconcile net income to net cash provided by operating activities:
               Depreciation and amortization ....................................           4,328            5,190            3,622
               Deferred income taxes ............................................             551             (357)             (49)
               Gain on disposition of assets ....................................          (1,068)            (911)            (496)
               Equity in earnings of unconsolidated affiliates ..................          (1,819)          (1,665)          (1,745)
               Change in assets and liabilities:
                    Accounts receivable, net ....................................          (3,012)           1,391           (5,060)
                    Inventories .................................................          (4,167)           2,185           (4,060)
                    Prepaid expenses ............................................            (415)            (439)            (204)
                    Other assets ................................................           3,452              827            1,594
                    Accounts payable and accrued liabilities ....................          (3,898)           4,059            2,721
                    Income taxes payable ........................................             (33)          (2,827)           3,831
                    Other noncurrent liabilities ................................             172              263              132
                    Minority interest ...........................................             998              166              124
                                                                                         --------         --------         --------
                         Net cash provided by operating activities ..............          13,431           22,813           16,853
                                                                                         --------         --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property, plant and equipment .................................         (11,041)          (9,275)         (10,635)
     Proceeds from disposals of property, plant and equipment ...................             432              243              309
     Proceeds from sales of marketable securities ...............................           3,594            1,056            8,303
     Collection of notes receivable .............................................              14               59              113
     Due from (to) affiliates ...................................................             593           (1,489)             557
     Cash paid for unconsolidated affiliates ....................................            (142)
     Increase in marketable securities ..........................................            (335)            (228)          (5,037)
                                                                                         --------         --------         --------
                         Net cash used in investing activities ..................          (6,743)          (9,634)          (6,532)
                                                                                         --------         --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Increase (decrease) in short-term debt .....................................            (560)         (18,266)          14,694
     Additions to long-term debt ................................................           5,835            2,238            2,064
     Repayments of long-term debt ...............................................          (3,753)          (2,368)         (27,462)
     Dividends paid .............................................................          (5,504)          (3,844)          (3,067)
     Repurchases of common stock ................................................            (359)             (26)             (31)
     Sales of common stock, net of initial public offering
          expenses in 1995 ......................................................             146            4,614              240
     Collection of employee discount on stock ...................................             941
                                                                                         --------         --------         --------
                         Net cash used in financing activities ..................          (4,195)         (16,711)         (13,562)
                                                                                         --------         --------         --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
     CASH EQUIVALENTS ...........................................................            (245)             (18)              24
                                                                                         --------         --------         --------
INCREASE (DECREASE) IN CASH AND
     CASH EQUIVALENTS ...........................................................           2,248           (3,550)          (3,217)
CASH AND CASH EQUIVALENTS, beginning of period ..................................           5,142            8,692           11,909
                                                                                         --------         --------         --------
CASH AND CASH EQUIVALENTS, end of period ........................................        $  7,390         $  5,142         $  8,692
                                                                                         ========         ========         ========
CASH PAID DURING THE PERIOD FOR:
     Interest ...................................................................        $  2,862         $  3,063         $  5,799
     Income taxes ...............................................................           7,807           10,356            5,863

The accompanying notes are an integral part of these consolidated financial statements.

RIVIANA FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CAPITAL ACCOUNTS AND RETAINED EARNINGS
(In Thousands, Except Per Share Amounts)

                                             Common Stock      Paid-In   Retained Treasury Stock
                                          Shares     Amount    Capital   Earnings Shares  Amount    Total
                                          -------   --------   -------   --------   ---   -----   ---------
BALANCE, June 27, 1993 .................   15,313   $ 15,313   $   863   $ 60,203   --     --     $  76,379
     Net income ........................     --         --        --       16,443   --     --        16,443
     Sales of common stock .............       73         73       167       --     --     --           240
     Dividends paid ($.200 per share) ..     --         --        --       (3,067)  --     --        (3,067)
     Repurchases of common stock .......       (8)        (8)       (9)       (14)  --     --           (31)
                                          -------   --------   -------   --------   ---   -----   ---------
BALANCE, July 3, 1994 ..................   15,378     15,378     1,021     73,565   --     --        89,964
     Net income ........................     --         --        --       14,931   --     --        14,931
     Sales of common stock,
          net of initial public offering
          expenses of $1,040 ...........      511        511     4,103       --     --     --         4,614
     Dividends declared
          ($.3333 per share) ...........     --         --        --       (5,167)  --     --        (5,167)
     Repurchase of common stock ........       (6)        (6)       (5)       (15)  --     --           (26)
     Collection of employee
          discount on stock ............     --         --         941       --     --     --           941
                                          -------   --------   -------   --------   ---   -----   ---------
BALANCE, July 2, 1995 ..................   15,883     15,883     6,060     83,314   --     --       105,257
     Net income ........................     --         --        --       18,342   --     --        18,342
     Sales of common stock .............     --         --        --          (12)   12   $ 158         146
     Dividends declared
          ($.3533 per share) ...........     --         --        --       (5,608)  --     --        (5,608)
     Repurchases of common stock .......     --         --           7       --     (28)   (366)       (359)
                                          -------   --------   -------   --------   ---   -----   ---------
BALANCE, June 30, 1996 .................   15,883   $ 15,883   $ 6,067   $ 96,036   (16)  $(208)  $ 117,778
                                          =======   ========   =======   ========   ===   =====   =========

CONSOLIDATED STATEMENTS OF OTHER EQUITY ACCOUNTS
(In Thousands)

                                                       Unrealized     Cumulative
                                                         Gains     Foreign
                                                      On Marketable   Currency
                                                       Securities,  Translation
                                                      Net of Taxes   Adjustment
                                                      ------------   ----------
BALANCE, June 27, 1993 .............................          --     $   (1,930)
     Unrealized gains on marketable securities,
          net of taxes .............................  $      2,125         --
     Effect of balance sheet translations ..........          --            495
                                                      ------------   ----------
BALANCE, July 3, 1994 ..............................         2,125       (1,435)

     Marketable securities, net of taxes:
          Realized (gains) .........................          (490)        --
          Unrealized gains .........................           405         --
     Effect of balance sheet translations ..........          --            933
                                                      ------------   ----------
BALANCE, July 2, 1995 ..............................         2,040         (502)

     Marketable securities, net of taxes:
          Realized (gains) .........................          (634)        --
          Unrealized gains .........................           958         --
     Effect of balance sheet translations ..........          --         (3,134)
                                                      ------------   ----------
BALANCE, June 30, 1996 .............................  $      2,364   $   (3,636)

The accompanying notes are an integral part of these consolidated financial statements.

RIVIANA FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

                                                         Years Ended
                                              ---------------------------------
                                              June 30,     July 2,     July 3,
                                                1996        1995        1994
                                              ---------   ---------   ---------
NET SALES ..................................  $ 440,492   $ 427,229   $ 419,143

COST OF SALES ..............................    316,913     304,381     299,286
                                              ---------   ---------   ---------
     Gross profit ..........................    123,579     122,848     119,857
                                              ---------   ---------   ---------
COSTS AND EXPENSES:
     Advertising, selling and warehousing ..     78,445      81,102      72,073
     Administrative and general ............     19,311      19,429      19,680
                                              ---------   ---------   ---------
          Total costs and expenses .........     97,756     100,531      91,753
                                              ---------   ---------   ---------
          Income from operations ...........     25,823      22,317      28,104

OTHER INCOME (EXPENSE):
     Gain on sales of marketable securities         977         753         607
     Interest income .......................        465         403         491
     Interest expense ......................     (2,814)     (3,089)     (5,080)
     Equity in earnings of
       unconsolidated affiliates ...........      1,819       1,665       1,745
     Other income ..........................        176          99       2,222
                                              ---------   ---------   ---------
          Total other income (expense) .....        623        (169)        (15)
                                              ---------   ---------   ---------
          Income before income taxes,
               minority interest and
               extraordinary item ..........     26,446      22,148      28,089

INCOME TAX EXPENSE .........................      7,770       6,963      10,401

MINORITY INTEREST IN EARNINGS OF
     CONSOLIDATED SUBSIDIARY ...............        334         254         208
                                              ---------   ---------   ---------
     Income before extraordinary item ......     18,342      14,931      17,480

EXTRAORDINARY ITEM - Penalty for early
     payment of long-term debt, net of taxes       --          --        (1,037)

     Net income ............................  $  18,342   $  14,931   $  16,443
                                              =========   =========   =========

EARNINGS PER SHARE:
     Income before extraordinary item ......  $    1.16   $    0.96   $    1.14
     Extraordinary item ....................                              (0.07)
     Net income ............................  $    1.16   $    0.96   $    1.07
                                              =========   =========   =========
     Weighted average common
          shares outstanding ...............     15,873      15,534      15,340
                                              =========   =========   =========

The accompanying notes are an integral part of these consolidated financial statements.

RIVIANA FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)

                                                      June 30, 1996 July 2, 1995
                                                        ---------    ---------
ASSETS
CURRENT ASSETS:
     Cash ...........................................   $   7,086    $   5,029
     Cash equivalents ...............................         304          113
     Marketable securities ..........................       8,244       10,029
     Accounts receivable, less allowance for
      doubtful accounts of $419 and $503 ............      42,109       40,093
     Inventories ....................................      52,884       49,970
     Prepaid expenses ...............................       1,987        1,609
                                                        ---------    ---------
               Total current assets .................     112,614      106,843

PROPERTY, PLANT AND EQUIPMENT:
     Land ...........................................       3,466        3,438
     Buildings ......................................      20,334       17,852
     Machinery and equipment ........................      62,468       56,246
                                                        ---------    ---------
          Property, plant and equipment - gross .....      86,268       77,536
     Less - Accumulated depreciation ................     (33,921)     (29,999)
                                                        ---------    ---------
          Property, plant and equipment - net .......      52,347       47,537

DUE FROM AFFILIATES .................................          55        1,106
INVESTMENTS IN UNCONSOLIDATED AFFILIATES ............      12,176       15,280
OTHER ASSETS ........................................       5,312        4,917
                                                        ---------    ---------
               Total assets .........................   $ 182,504    $ 175,683
                                                        =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Short-term debt ................................   $  10,770    $  11,519
     Current maturities of long-term debt ...........       2,261        1,757
     Accounts payable ...............................      22,204       25,716
     Accrued liabilities ............................      12,418       13,640
     Income taxes payable ...........................       3,968        6,709
                                                        ---------    ---------
               Total current liabilities ............      51,621       59,341

LONG-TERM DEBT, net of current maturities ...........       3,644        2,372
DEFERRED INCOME TAXES ...............................       6,348        3,047
OTHER NONCURRENT LIABILITIES ........................       2,970        3,630
COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS ..................................       1,415          498

STOCKHOLDERS' EQUITY:
     Preferred stock, $1 per share par, 5,000
      shares authorized, none issued
     Common stock, $1 per share par, 24,000
      shares authorized, 15,883 issued ..............      15,883       15,883
     Paid-in capital ................................       6,067        6,060
     Retained earnings ..............................      96,036       83,314
     Unrealized gains on marketable securities,
      net of taxes ..................................       2,364        2,040
     Cumulative foreign currency translation
      adjustment ....................................      (3,636)        (502)
     Treasury stock, at cost, 16 shares .............        (208)        --
                                                        ---------    ---------
               Total stockholders' equity ...........     116,506      106,795
                                                        ---------    ---------
               Total liabilities and stockholders'
                equity ..............................   $ 182,504    $ 175,683
                                                        =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                               RIVIANA FOODS INC.
                                       20

RIVIANA FOODS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1996, JULY 2, 1995, AND JULY 3, 1994
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) ORGANIZATION AND NATURE OF BUSINESS:

     Riviana Foods Inc. ("Riviana") and subsidiaries (collectively "Company") are primarily engaged in the processing, marketing and distributing of rice and other food products. The Company has rice operations in the United States and in Belgium, through Boost Distribution C.V. ("Boost") and Herto N.V. ("Herto"), unconsolidated affiliates, food operations in Guatemala and Costa Rica, Alimentos Kern de Guatemala, S.A., ("Kern") and Pozuelo, S.A., ("Pozuelo") and a food distribution operation in the United Kingdom, Stevens & Brotherton Ltd. ("S&B").

     In the United States, the Company processes, markets and distributes branded and private-label rice products to the retail grocery trade and food service industry, bulk rice and rice by-products to industrial customers and branded and value-added rice products to Puerto Rico and other international markets. Riviana's primary brand names are Success(R), Mahatma(R), Carolina(R), River(R), WaterMaid(R), Sello Rojo(R) and El Mago(R).

     Through Boost and Herto, the Company processes and sells packaged rice products under the Bosto(R) brand within Belgium, private-label packaged rice products to major retailers in the European Union and both bulk and branded rice products to Eastern Europe and elsewhere.

     In Central America, Kern produces and markets a wide range of processed fruits and vegetables under the Kern's(R), Ducal(R) and Fun-C(R) brands. Pozuelo produces and markets cookies and crackers under the Pozuelo(R) brand. Both Kern's and Pozuelo's products are sold primarily in Central America with some products under the Ducal(R) and Pozuelo(R) brands exported to selected United States markets.

     S&B distributes recognized brand name and private-label rice and other food products in the United Kingdom to retail, wholesale, food service and industrial customers.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     FISCAL REPORTING PERIODS

     The Company operates on a 52/53 week fiscal year ending on the Sunday closest to June 30. This period is utilized as it is a natural business year closely coinciding with the rice crop year in the southern United States, rice being the largest component of the Company's sales. All fiscal years presented are 52-week fiscal years except the fiscal year ended July 3, 1994, which has 53 weeks.

     CONSOLIDATION

     The consolidated financial statements include the accounts of Riviana and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     INVESTMENTS IN UNCONSOLIDATED AFFILIATES

     The Company has equity investments in certain food processing, marketing and distribution companies, which are accounted for utilizing the equity method of accounting. Ownership interests range from 33 to 50 percent in these unconsolidated affiliates. The following represents summarized financial information with respect to the assets, liabilities and results of operations of the unconsolidated affiliates.

                                 RIVIANA FOODS

RIVIANA FOODS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1996, JULY 2, 1995, AND JULY 3, 1994
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) ORGANIZATION AND NATURE OF BUSINESS:

     Riviana Foods Inc. ("Riviana") and subsidiaries (collectively "Company") are primarily engaged in the processing, marketing and distributing of rice and other food products. The Company has rice operations in the United States and in Belgium, through Boost Distribution C.V. ("Boost") and Herto N.V. ("Herto"), unconsolidated affiliates, food operations in Guatemala and Costa Rica, Alimentos Kern de Guatemala, S.A., ("Kern") and Pozuelo, S.A., ("Pozuelo") and a food distribution operation in the United Kingdom, Stevens & Brotherton Ltd. ("S&B").

     In the United States, the Company processes, markets and distributes branded and private-label rice products to the retail grocery trade and food service industry, bulk rice and rice by-products to industrial customers and branded and value-added rice products to Puerto Rico and other international markets. Riviana's primary brand names are Success(R), Mahatma(R), Carolina(R), River(R), WaterMaid(R), Sello Rojo(R) and El Mago(R).

     Through Boost and Herto, the Company processes and sells packaged rice products under the Bosto(R) brand within Belgium, private-label packaged rice products to major retailers in the European Union and both bulk and branded rice products to Eastern Europe and elsewhere.

     In Central America, Kern produces and markets a wide range of processed fruits and vegetables under the Kern's(R), Ducal(R) and Fun-C(R) brands. Pozuelo produces and markets cookies and crackers under the Pozuelo(R) brand. Both Kern's and Pozuelo's products are sold primarily in Central America with some products under the Ducal(R) and Pozuelo(R) brands exported to selected United States markets.

     S&B distributes recognized brand name and private-label rice and other food products in the United Kingdom to retail, wholesale, food service and industrial customers.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     FISCAL REPORTING PERIODS

     The Company operates on a 52/53 week fiscal year ending on the Sunday closest to June 30. This period is utilized as it is a natural business year closely coinciding with the rice crop year in the southern United States, rice being the largest component of the Company's sales. All fiscal years presented are 52-week fiscal years except the fiscal year ended July 3, 1994, which has 53 weeks.

     CONSOLIDATION

     The consolidated financial statements include the accounts of Riviana and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     INVESTMENTS IN UNCONSOLIDATED AFFILIATES

     The Company has equity investments in certain food processing, marketing and distribution companies, which are accounted for utilizing the equity method of accounting. Ownership interests range from 33 to 50 percent in these unconsolidated affiliates. The following represents summarized financial information with respect to the assets, liabilities and results of operations of the unconsolidated affiliates.

                                 RIVIANA FOODS

Balance Sheet Data                                  June 30, 1996  July 2, 1995
- --------------------------------------------------------------------------------
Current assets ....................................    $33,685       $30,921#
Noncurrent assets .................................     16,965        19,041
                                                       -------       -------
          Total assets ............................    $50,650       $49,962
                                                       =======       =======

Current liabilities ...............................    $21,728       $14,992
Noncurrent liabilities ............................      4,807         4,308
Common equity:
     Riviana ......................................     11,400        14,491#
     Other ........................................     12,715        16,171
                                                       -------       -------
          Total liabilities and equity ............    $50,650       $49,962
                                                       =======       =======

Income Statement Data                                  1996      1995      1994
- --------------------------------------------------------------------------------
Net sales .........................................  $129,620  $112,488  $91,884
Gross profit ......................................    16,467    16,405   13,422
Income before income taxes ........................     5,845     4,742    4,817
Net income ........................................     3,846     3,444    3,656
Equity in earnings of #unconsolidated affiliates ..     1,819     1,665    1,745

     CHANGES IN ACCOUNTING PRINCIPLES
     Effective June 28, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", SFAS No. 109, "Accounting for Income Taxes", and SFAS No. 112, "Employers' Accounting for Postemployment Benefits". Effective July 3, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The effect of adopting these statements had no material impact on the results of operations. The initial effect of adopting SFAS No. 115 was recorded as an increase in stockholders' equity of $2,125, net of taxes.

     RECENTLY ISSUED ACCOUNTING STANDARDS

     SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", was issued in March 1995. The Company will adopt SFAS No. 121 in the first quarter of 1997 and, based on current circumstances, does not believe that such adoption will have a material effect on its financial position or results of operations. SFAS No. 123, "Accounting for Stock-Based Compensation", was issued in October 1995. As allowed by SFAS No. 123, the Company will elect to continue to account for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, and, accordingly, will recognize no compensation expense for stock options granted, as all option plans require that the exercise price be equal to fair value at the date of grant.

     ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent gains and losses at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     #CASH AND CASH EQUIVALENTS

     For purposes of the consolidated balance sheets and the consolidated statements of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

     ACCOUNTS RECEIVABLE

     In the normal course of business, the Company extends credit to its customers. The Company regularly reviews the accounts and makes adequate provision for any potentially uncollectible balances. At June 30, 1996, management believes that the Company has no significant concentrations of credit risk and has incurred no impairments in the carrying values of its accounts receivable, other than that for which provision has been made.

                                 RIVIANA FOODS

     INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out ("FIFO") method. Inventories were composed of the following:

                                                    June 30, 1996  July 2, 1995
                                                       -------        -------
Raw materials ..............................           $10,697        $10,448
Work in process ............................                34             33
Finished goods .............................            34,959         30,746
Packaging supplies .........................             7,194          8,743
                                                       -------        -------
     Total .................................           $52,884        $49,970
                                                       =======        =======

     PROPERTY, PLANT AND EQUIPMENT

     Land, buildings, machinery and equipment are stated at cost. Depreciation is provided for financial reporting purposes on the straight-line basis over the following estimated useful lives:

             Buildings ............................  30 to 40 years
             Machinery and equipment ..............  3 to 15 years

     Maintenance, repairs and minor replacements are charged against income as incurred; major replacements and betterments are capitalized. The cost of assets sold or retired and the related accumulated depreciation is removed from the accounts at the time of disposition, and any resulting gain or loss is reflected as other income or expense for the period.

     OTHER NONCURRENT LIABILITIES

     Other noncurrent liabilities are composed primarily of certain postretirement benefits and staff termination indemnities.

     REVENUE RECOGNITION

     Sales are recognized when products are shipped.

     ADVERTISING

     The costs of advertising, promotion and marketing programs are charged to operations in the period incurred.

     TRANSLATION OF FOREIGN CURRENCIES

     The assets and liabilities of consolidated foreign subsidiaries are translated into United States dollars at exchange rates in effect at the date of the financial statements. Revenues and expenses are translated at the average rates during the reporting periods. Resulting translation gains and losses are accumulated as a separate component of stockholders' equity. Because the Company follows the policy of not providing taxes on unremitted foreign earnings as discussed in Note 7, such translation gains and losses are not tax effected.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash, cash equivalents, trade receivables, trade payables, debt instruments and foreign exchange instruments. The book values of these instruments are considered to be representative of their respective fair values.

     FOREIGN EXCHANGE INSTRUMENTS

     The Company hedges certain product commitments using forward exchange contracts. Gains and losses on these positions are deferred and included in the basis of the product received. As a matter of policy, the Company does not hedge to protect the translated results of foreign operations or other economic exposures for which speculative accounting treatment of the hedging instruments would be required, nor does it engage in currency speculation. The forward exchange contracts have varying maturities with none exceeding twelve months. The Company makes net settlements for foreign exchange contracts at maturity, based on rates agreed to at inception of the contracts. At June 30, 1996, the Company had established bank lines to purchase forward exchange contracts up to $43,494, of which $20,715 was outstanding. Gains and losses deferred in outstanding contracts at year end were immaterial.

                                 RIVIANA FOODS

     RESTATEMENT - CHANGE IN METHOD OF ACCOUNTING FOR DOMESTIC RICE INVENTORIES

     As of July 3, 1995, the Company changed its accounting method for domestic rice inventories from the last-in, first-out ("LIFO") method to the FIFO method. Recent changes in the dynamics of the world rice market have significantly increased the volatility of rice prices which directly affects the Company's costs and reported results of operations. This change in market dynamics is expected to be more than temporary and the Company believes that the FIFO method of accounting for its domestic rice inventories will more accurately reflect its reported results of operations in this environment. The Company's selling prices cannot be immediately adjusted to reflect inventory cost changes. Because rice costs represent over 50% of the finished goods cost, substantial changes in those costs significantly affect the annual results of operations and, under the LIFO method, complicate the estimation process on an interim basis. There is no effective way to hedge the effects of cost fluctuations. Based on these factors, the Company believes this change in accounting method will more clearly reflect its results of operations and financial position. The change has been applied retroactively by restating the consolidated financial statements for prior years. The effect of this restatement was to increase inventories and retained earnings as of July 2, 1995, by $7,376 and $4,440. The following summarizes the impact of this accounting change on income and earnings per share:

                                                                         1995                   1994
                                                                      ----------      -------------------------
                                                                                        Income
                                                                                        Before
                                                                                    Extraordinary
                                                                      Net Income         Item        Net Income
                                                                      ----------      ----------     ----------
As previously reported ..........................................     $   19,125      $   12,206     $   11,169
Effect of change in accounting method for inventories, net of tax         (4,194)          5,274          5,274
                                                                      ----------      ----------     ----------
As restated .....................................................     $   14,931      $   17,480     $   16,443
                                                                      ==========      ==========     ==========

Per share amounts as previously reported ........................     $        1.23   $         .80  $         .73
Effect of change in accounting method for inventories, net of tax              (.27)            .34            .34
                                                                      ----------      ----------     ----------
As restated .....................................................     $         .96   $        1.14  $        1.07
                                                                      ==========      ==========     ==========

     RECLASSIFICATION

     Certain prior-year balances have been reclassified to conform with the current-year presentation.

(3) MARKETABLE SECURITIES:

     Investments in debt and equity securities are recorded as required by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under the requirements of SFAS No. 115, held-to-maturity securities, which are fixed maturity securities that the Company has the ability and intent to hold until maturity, are carried at amortized cost. Available-for-sale securities, securities that the Company purchased without any specific intent to sell in the near term, are carried at fair value with unrealized gains and losses included directly in stockholders' equity, net of applicable deferred income taxes. Trading securities, securities that are purchased with the intent of selling in the near term, are recorded at fair value with unrealized gains and losses included in income. The Company's marketable securities consist of high-grade debt and equity securities that are all considered available for sale. The basis upon which costs were determined in computing realized gains was specific identification.

                                 RIVIANA FOODS

Available for Sale Portfolio                         June 30, 1996  July 2, 1995
- --------------------------------------------------------------------------------
Aggregate fair value ............................       $ 8,244        $ 10,029
Cost basis ......................................         4,608           6,890
                                                        -------        --------
     Unrealized net gain before taxes ...........         3,636           3,139
Income taxes ....................................         1,272           1,099
                                                        -------        --------
     Unrealized gain, net of taxes ..............       $ 2,364        $  2,040
                                                        =======        ========

Unrealized gains ................................       $ 3,696        $  3,318
Unrealized losses ...............................           (60)           (179)
                                                        -------        --------
     Unrealized net gain before taxes ...........       $ 3,636        $  3,139
                                                        =======        ========

Proceeds from sales of marketable securities ....       $ 3,594        $  1,056
Realized gross gains ............................           992             753
Realized gross losses ...........................           (15)           --

(4) ACCRUED LIABILITIES:

     Accrued liabilities consisted of the following:

                                                    June 30, 1996  July 2, 1995
- --------------------------------------------------------------------------------
Payroll, commissions and bonuses ...............       $ 6,709        $ 7,375
Coupon redemption and advertising ..............         2,386          4,124
Taxes, other than income taxes .................         1,425            380
Other ..........................................         1,898          1,761
                                                       -------        -------
          Total ................................       $12,418        $13,640
                                                       =======        =======

(5) SHORT-TERM DEBT:

     Interest rates related to short-term debt vary according to the country in which the funds are borrowed, but generally approximate the market rate of interest. The weighted average interest rate at June 30, 1996, was 9.39%. A portion of the short-term debt at June 30, 1996, and July 2, 1995, is secured by certain assets of the foreign subsidiaries. The Company has unused lines of credit totaling about $60,497 at June 30, 1996.

(6) LONG-TERM DEBT:

     Long-term debt consisted of the following:

                                                    June 30, 1996 July 2, 1995
- ------------------------------------------------------------------------------
Total long-term debt .............................      $5,905       $4,129
Less - Current maturities ........................       2,261        1,757
                                                        ------       ------
     Long-term debt, net of current maturities ...      $3,644       $2,372
                                                        ======       ======

Total long-term debt at June 30, 1996, matures as follows:

                              1997      $    2,261
                              1998           2,131
                              1999           1,267
                              2000             246
                                        ----------
                               Total    $    5,905
                                        ==========

                                 RIVIANA FOODS

(7) INCOME TAXES:

     The Company determines tax expense and other deferred tax information using the liability method in compliance with SFAS No. 109, "Accounting for Income Taxes". Among other provisions, SFAS No. 109 requires the Company to compute deferred tax amounts using the enacted corporate income tax rates for the periods in which the taxes will be paid or refunds received.

     The provision for income taxes consisted of the following:

                                               1996         1995         1994
- --------------------------------------------------------------------------------
Federal ................................     $ 2,140      $ 4,506      $  6,577
State ..................................         523          532         1,262
Foreign ................................       1,805        2,322         2,608
                                             -------      -------      --------
     Total current provision ...........       4,468        7,360        10,447
                                             -------      -------      --------
Federal ................................       3,316         (396)          (89)
Foreign ................................         (14)          (1)           43
                                             -------      -------      --------
     Total deferred provision (benefit)        3,302         (397)          (46)
                                             -------      -------      --------
     Income tax expense ................     $ 7,770      $ 6,963      $ 10,401
                                             =======      =======      ========

The difference between the statutory United States federal income tax rate and the Company's global effective tax rate as reflected in the consolidated statements of income was as follows:

                                                  1996                     1995                    1994
                                          -----------------------------------------------------------------------
                                                       Percent                 Percent                  Percent
                                             Tax          of         Tax          of         Tax           of
                                           Expense      Pretax     Expense      Pretax     Expense       Pretax
                                          (Benefit)     Income    (Benefit)     Income    (Benefit)      Income
- -----------------------------------------------------------------------------------------------------------------
Taxes at U.S. federal statutory rate .     $ 9,256        35.0%    $ 7,752        35.0%    $  9,831        35.0%
Resolution of issues at less than
     estimate previously provided ....      (2,032)       (7.7)       --        --             --        --
Foreign earnings subject to tax rates
     that are different than the
     U.S. federal statutory rate .....        (443)       (1.7)     (1,082)       (4.9)        (939)       (3.3)
State taxes, net of federal benefit ..         340         1.3         346         1.6          820         2.9
Taxes on dividends received from
     foreign subsidiaries ............         495         1.9         318         1.4          908         3.2
Other ................................         154          .6        (371)       (1.7)        (219)       (0.8)
                                           -------      ----       -------      ----       --------      ----
     Income tax expense/effective rate     $ 7,770        29.4%    $ 6,963        31.4%    $ 10,401        37.0%
                                           =======      ====       =======      ====       ========      ====

The components of deferred taxes were as follows:

                                                     June 30, 1996  July 2, 1995
- --------------------------------------------------------------------------------
Staff termination indemnities and lease guarantees .    $   705      $1,388
Accrued employee benefits ..........................        691         829
State taxes ........................................        770         924
Accrued liabilities ................................      1,361       1,902
Allowance for doubtful accounts ....................        129         366
Other ..............................................         54         159
                                                        -------      ------
     Total deferred tax assets .....................      3,710       5,568
                                                        -------      ------
Property, plant and equipment and other ............      6,696       7,457
Inventory ..........................................      2,041        --
Marketable securities ..............................      1,321       1,158
                                                        -------      ------
     Total deferred tax liabilities ................     10,058       8,615
                                                        -------      ------
     Net deferred tax liabilities ..................    $ 6,348      $3,047
                                                        =======      ======

                                 RIVIANA FOODS

     Income before income taxes, minority interest and extraordinary item of foreign subsidiaries was $6,878, $9,384, and $9,305 for 1996, 1995, and 1994.

     The Company does not provide deferred income taxes on unremitted earnings of foreign subsidiaries, since such earnings are considered to be permanently invested. Cumulative unremitted earnings of foreign subsidiaries were $30,274, $27,843, and $21,406 as of June 30, 1996, July 2, 1995, and July 3, 1994.

(8) PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS:

     Riviana has a defined benefit plan covering substantially all United States employees. The benefits are based on years of service and the employee's compensation. The Company's funding policy is to contribute annually at least the minimum amount actuarially necessary to provide for retirement benefits.

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets:

                                                      June 30, 1996 July 2, 1995
- --------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
     Accumulated benefit obligation, including
          vested benefits of $11,040 and $9,526 ....     $ 12,802      $ 11,019
                                                         ========      ========
     Projected benefit obligation for service
          rendered through fiscal year end .........     $ 15,010      $ 13,109

Plan assets at fair value, primarily listed
     stocks, short-term cash investments,
     and government securities .....................       14,401        11,412
                                                         --------      --------
Plan assets below projected benefit obligation .....         (609)       (1,697)
Unrecognized net asset at June 29, 1987, net of
     amortization, arising from the initial
     application of SFAS No. 87 being recognized
     over nine years ...............................           (3)         (131)
Unrecognized net loss from experience different
     from that assumed .............................          728         3,325
Unrecognized prior service costs ...................          275        (1,209)
                                                         --------      --------
     Prepaid pension cost included in accrued
          liabilities ..............................     $    391      $    288
                                                         ========      ========

Net pension costs included the following components:

     1996 1995 1994
- --------------------------------------------------------------------------------
Service cost-benefits earned during the year    $ 1,588     $ 1,408     $ 1,505
Interest cost on projected benefit obligation     1,005         858         918
Actual return on plan assets ................    (2,421)     (1,822)       (353)
Net amortization and deferral ...............     1,428       1,111        (533)
                                                -------     -------     -------
     Net pension cost .......................   $ 1,600     $ 1,555     $ 1,537
                                                =======     =======     =======

Significant assumptions:
     Weighted average discount rate .........       7.0%        7.5%        7.5%
     Rate of increase in compensation levels        5.0         5.0         5.0
     Long-term rate of return on plan assets        9.0         8.0         9.0

     Riviana has a defined contribution plan which covers substantially all United States employees. The Company contributes an amount equal to a percentage of employee contributions. Total expense related to this plan was $403, $476 and $518 during 1996, 1995 and 1994.

     Riviana provides death and additional retirement benefits to certain key employees. These plans are funded through Company-owned life insurance. The net cash surrender value of the insurance policies is recorded as a noncurrent asset in the accompanying consolidated balance sheets. The actuarially computed present value of the retirement benefits is recorded as an other noncurrent liability in the consolidated balance sheets. The Company recorded expense of $175, $149 and $128 related to these plans for 1996, 1995 and 1994.

                                 RIVIANA FOODS

(9) RELATED PARTY TRANSACTIONS:

     The Company paid $2,234, $1,144 and $5,457 for 1996, 1995 and 1994, to W.
Elton Kennedy, a director of the Company, or entities controlled by him for rice purchases at market prices. Also, the Company and Kennedy Rice Dryers, Inc., a corporation of which Mr. Kennedy is the principal stockholder and a director and officer, each owns a 50% interest in South LaFourche Farm Partnership. The Company and Mr. Kennedy are each contingently liable on a $2,175 promissory note payable by the Partnership. The Company has also executed transactions with other companies owned by certain directors which were not material to the Company's results of operations. Management of the Company believes that the foregoing transactions were on terms no less favorable to the Company than could normally be obtained from unaffiliated parties.

(10) COMMITMENTS AND CONTINGENCIES:

     LEASE COMMITMENTS

     At June 30, 1996, future minimum lease payments and sublease rentals under long-term operating lease obligations amounted to:

                      Gross        Sublease
                      Lease         Rental   Net Lease
                     Payments       Income    Payments
                    ----------     --------  ----------
1997                $    2,836     $    287  $    2,549
1998                     1,790          289       1,501
1999                     1,369          280       1,089
2000                       827          128         699
2001                       290           66         224
Thereafter               1,087          150         937
                    ----------     --------  ----------
     Total          $    8,199     $  1,200  $    6,999
                    ==========     ========  ==========

     Rent expense net of rental income was $3,252, $3,250 and $3,188 for 1996, 1995 and 1994.

     LITIGATION

     Various actions and claims, which arose in the ordinary course of business, are pending against the Company. In the opinion of management, the ultimate liability, if any, which may result from these actions and claims will not materially affect the financial position or future results of operations of the Company.

     BUY-SELL AGREEMENT

     As of June 30, 1996, the Company had an $8,681 investment in Boost which represents a 49% ownership interest. Under the Boost stockholder agreement, effective in 1997 either stockholder has the right to purchase the other's interest. The initial bid price offered by one stockholder to the other, if not accepted, would require the rejecting stockholder to counteroffer at the initial bid price plus five percent. Each rejection thereafter would also require a five percent premium over the prior offer until one stockholder accepts.

(11) CAPITAL STOCK:

     COMMON STOCK

     At June 30, 1996, the Company has outstanding 2,168 shares of common stock sold to directors, officers and key employees of the Company or Boost at a discount of $2,287. The amount of discount was determined by the Board of Directors and represents a percentage reduction of about 50% from the formula based estimate of fair value at the time of sale. The majority of the shares discounted were sold as an inducement for predecessor management to continue employment and to participate in the initial capitalization of the Company in 1986. The discount is recorded in the accompanying consolidated financial statements as a reduction of stockholders' equity. Under a contractual agreement with the stockholders, sales of these shares are restricted and the discount must be repaid when the shares are sold. On May 17, 1996, the Board of Directors approved an amendment to the contractual agreement which will remove the restriction regarding the sale of these shares but will not remove the obligation to repay the discount upon sale of any of the shares. This amendment is pending completion of legal documentation and filing with the Securities and Exchange Commission.

                                 RIVIANA FOODS

     There were no sales of common stock at a discount in 1996. Sales of common stock at a discount for the years 1995 and 1994 were as follows:

                                      Formula Based
                  Aggregate Number     Estimate of
Year                 of Shares          Fair Value          Discount
- --------------------------------------------------------------------
1995                     5              $    33             $    16
1994                    62                  332                 167

     On December 28, 1994, the stockholders of the Company approved a twelve-for-one split of common stock and an increase in par value from $.01 per share before the split to $1.00 per share after the split. Accordingly, all common share references in the financial statements have been restated to reflect the split, unless otherwise indicated.

     The Company's common stock has traded on the Nasdaq National Market System (trading symbol RVFD) since the initial public offering on March 6, 1995, at a price of $12.00.

     PREFERRED STOCK

     On December 28, 1994, the stockholders of the Company approved the authorization of 5,000 shares of $1.00 per share par value preferred stock. No shares of preferred stock have been issued.

(12) STOCK OPTION PLANS:

     On December 28, 1994, the Company's stockholders adopted an incentive stock option plan ("1994 Plan"). Under the terms of the 1994 Plan, a committee of the Board of Directors may grant options to eligible employees of the Company or Boost, including officers, that will allow the holders of the options to purchase shares of common stock at the fair market value on the date the options are granted. A total of 795 shares of common stock have been reserved for issuance pursuant to options that may be granted under the 1994 Plan. Options granted under the 1994 Plan have a ten-year term and will become exercisable no sooner than one year after the date of the grant. The following summary presents information with regard to options issued under the 1994 Plan:

                                                              1996         1995
- --------------------------------------------------------------------------------
Options outstanding, beginning of year ...............         398         --
Granted ..............................................         --           400
Exercised ............................................         (12)        --
Canceled .............................................         (11)          (2)
                                                              ----         ----
Options outstanding, end of year .....................         375          398
                                                              ====         ====

Option price at exercise .............................        $12.00       --
Options exercisable, end of year .....................          65         --
Option price .........................................        $12.00       --

     On October 11, 1995, the Company's stockholders adopted a non-employee directors stock option plan ("1995 NEDSOP") which was retroactively effective May 17, 1995. The 1995 NEDSOP permits the issuance of options to purchase up to 250 shares of common stock to directors who are not employees of the Company and who beneficially own less than 2% of the outstanding common stock of the Company. Under this plan, options to purchase common stock at the fair market value on the date of the grant are automatically granted to each director annually on May 17 beginning May 17, 1995, for existing directors, and upon election to the Board of Directors and each election anniversary thereafter for directors elected after the start of the plan. Originally, each grant was for 5 shares. Effective May 17, 1996, the 1995 NEDSOP was amended to grant 2 shares for each of the described anniversaries in the future. During 1996 and 1995, options for 8 and 20 shares at $18.50 and $13.625 per share were granted to four non-employee directors. As of June 30, 1996, options for a total of 28 shares were outstanding and 5 were exercisable. No options have been exercised or canceled.

                                 RIVIANA FOODS

(13) SEGMENT INFORMATION:

     INDUSTRY SEGMENTS

     The Company operates in one dominant industry segment which involves the processing, marketing and distribution of food products.

     GEOGRAPHIC SEGMENTS

     The Company's export sales, other than those intercompany sales reported below as sales between geographic areas, are not significant. Sales between geographic areas consist of sales of raw materials and finished food products which are sold at adjusted market prices. The Company does not derive more than 10% of its revenue from any single customer. Corporate assets consist primarily of cash, cash equivalents, marketable securities, investments in unconsolidated affiliates and other assets.

     The Company's geographic area data are as follows:

                                                                                    1996         1995         1994
- --------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers:
     Domestic ................................................................   $ 254,403    $ 241,461    $ 242,063
     Europe ..................................................................     116,384      117,180      115,881
     Central America .........................................................      69,705       68,588       61,199
                                                                                 ---------    ---------    ---------
               Total consolidated ............................................   $ 440,492    $ 427,229    $ 419,143
                                                                                 =========    =========    =========

Sales between geographic areas:
     Domestic ................................................................   $   1,717    $   2,209    $   2,784
     Central America .........................................................      11,041        9,636        8,499
     Eliminations ............................................................     (12,758)     (11,845)     (11,283)
                                                                                 ---------    ---------    ---------
               Total consolidated ............................................   $       0    $       0    $       0
                                                                                 =========    =========    =========

Income:
     Operating income:
          Domestic ...........................................................   $  26,509    $  20,832    $  26,680
          Europe .............................................................       1,639        2,013        2,280
          Central America ....................................................       6,746        8,496        8,536
                                                                                 ---------    ---------    ---------
               Total operating income ........................................      34,894       31,341       37,496
     Equity in earnings of unconsolidated affiliates .........................       1,819        1,665        1,745
     General corporate expenses ..............................................      (9,071)      (9,024)      (9,392)
     Interest expense ........................................................      (2,814)      (3,089)      (5,080)
     Other income (expense), net .............................................       1,618        1,255        3,320
                                                                                 ---------    ---------    ---------
          Income before income taxes, minority interest and extraordinary item   $  26,446    $  22,148    $  28,089
                                                                                 =========    =========    =========

Identifiable assets at end of year:
     Domestic ................................................................   $  96,381    $  85,642    $  88,660
     Europe ..................................................................      39,619       40,441       39,538
     Central America .........................................................      31,108       32,891       26,166
                                                                                 ---------    ---------    ---------
               Total identifiable assets .....................................     167,108      158,974      154,364
     Corporate assets ........................................................      15,396       16,709       21,271
                                                                                 ---------    ---------    ---------
               Total assets ..................................................   $ 182,504    $ 175,683    $ 175,635
                                                                                 =========    =========    =========

                                 RIVIANA FOODS

(14) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                                      Quarters Ended
                                                    ----------------------------------------------------------
                                                    September      December        March             June          Year
- ------------------------------------------------------------------------------------------------------------------------------
1996
Net sales .....................................      $101,856      $112,923      $ 114,650      $ 111,063      $ 440,492
Gross profit ..................................        27,996        33,888         30,842         30,853        123,579
Income before income
     taxes and minority interest ..............         4,639         8,215          6,639          6,953         26,446
Net income ....................................         3,015         5,345          4,752          5,230         18,342
Per share:
     Earnings .................................           .19           .34               .30            .33           1.16
     Cash dividends paid ......................         .0833         .0833               .0900          .0900          .3466
     Market price:
          High ................................        14.125        14.000             15.000         19.000         19.000
          Low .................................        11.625        12.250             12.750         14.375         11.625

1995
Net sales .....................................      $100,909      $109,839      $ 109,201      $ 107,280      $ 427,229
Gross profit ..................................        25,844        32,791         32,826         31,387        122,848
Income before income
     taxes and minority interest ..............         3,088         6,759          4,942          7,359         22,148
Net income ....................................         1,958         4,405          3,060          5,508         14,931
Per share:
     Earnings .................................           .13           .29               .20            .35            .96
     Cash dividends paid ......................         .0833          --                 .0833          .0833          .2499
     Market price:
          High ................................          --            --               13.875         14.875         14.875
          Low .................................          --            --               12.250         11.750         11.750

     Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the annual earnings per share.

                                 RIVIANA FOODS

RIVIANA FOODS INC. AND SUBSIDIARIES
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Riviana Foods Inc.:

     We have audited the accompanying consolidated balance sheets of Riviana Foods Inc. (a Delaware corporation) and subsidiaries as of June 30, 1996, and July 2, 1995, and the related consolidated statements of income, capital accounts and retained earnings, other equity accounts and cash flows for each of the three fiscal years in the period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Riviana Foods Inc. and subsidiaries as of June 30, 1996, and July 2, 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, effective July 3, 1995, the Company changed its method of accounting for domestic rice inventories.



Houston, Texas
August 12, 1996

                                 RIVIANA FOODS